Exhibit 10.12

AMENDMENT NO. 1 TO THE
CREDIT AGREEMENT

Dated as of April 30, 2013
AMENDMENT NO. 1 TO THE CREDIT AGREEMENT among HOSPIRA, INC., a Delaware corporation (the “Borrower”), the banks, financial institutions and other institutional lenders parties to the Credit Agreement referred to below (collectively, the “Lenders”) and Citibank, N.A., as administrative agent (the “Administrative Agent”) for the Lenders.
PRELIMINARY STATEMENTS:
(1)    The Borrower, the Lenders and the Administrative Agent have entered into a Credit Agreement and Guaranty dated as of October 28, 2011 (the “Credit Agreement”). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement.
(2)    The Borrower and the Requisite Lenders have agreed to amend the Credit Agreement as hereinafter set forth.
SECTION 1.Amendments to Credit Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 3, the Credit Agreement is amended as follows:
(a)Section 1.1 is amended by adding a semi-colon followed by the following language before the period at the end of the definition of “Consolidated Total Debt”:
provided that Consolidated Total Debt determined as of any date shall not include any Disregarded Debt outstanding as of such date.
(b)    The definition of “Lien” in Section 1.1 is amended in full to read as follows:
“Lien” means any lien, mortgage, pledge, assignment, security interest, charge, encumbrance or other preferential arrangement of any kind, including any conditional sale or title retention agreement, but excluding the interest of a lessor under an operating lease.
(c)    The definition of “Loan Documents” in Section 1.1 is amended in full to read as follows:
“Loan Documents” means this Agreement, the Fee Letter, any Note, any Joinder Agreement, Amendment No. 1 hereto dated as of April 30, 2013 and any letter of credit application or reimbursement agreement executed by the Borrower in favor of the Issuing Bank relating to Letters of Credit.
(d)    The definition of “Permitted Addbacks” in Section 1.1 is amended in full to read as follows:
“Permitted Addbacks” means each of the following to the extent taken into account in determining Consolidated Net Income for such period (all calculated on a consolidated pre-tax basis): (a) up to $290,000,000 of non-recurring cash expenses and charges incurred after December 31, 2012 in connection with the Borrower’s Device Strategy (the Device Strategy described in the Disclosure Schedule attached to Amendment No. 1 to this Agreement); and (b) non-recurring cash charges incurred after September 7, 2011 and before December 31, 2012 in an amount not to exceed $250,000,000 in aggregate, and non-recurring cash charges incurred after January 1, 2013 in an amount not to exceed

$110,000,000 in aggregate, in each case arising out of the matters (other than patent disputes) described under the heading “Certain Quality and Product Related Matters” in the Borrower’s Form 10-K filed with the SEC on February 13, 2013.
(e)    The definition of “Public Disclosures” in Section 1.1 is amended in full to read as follows:
“Public Disclosures” means the Form 10-K filed by the Company with the SEC for the Fiscal Year ending December 31, 2012, any other document filed with or furnished to the SEC by the Borrower during the period from January 1, 2013 through April 16, 2013 and the Disclosure Schedule attached to Amendment No. 1 to this Agreement.
(f)    Section 1.1 is amended by adding the following new defined term in its appropriate alphabetical order:
“Disregarded Debt” means, as of any date, any Indebtedness issued by the Borrower after April 30, 2013 to the extent that (a) the proceeds of such Indebtedness are on deposit in an account with a Lender that contains only proceeds of Indebtedness and interest thereon and (b) the Borrower has notified the Administrative Agent that such proceeds will be applied to pay other Indebtedness that was outstanding on the date the Borrower incurred such Indebtedness, provided that any such Indebtedness shall cease to be Disregarded Debt to the extent that such Indebtedness has not been applied to pay other Indebtedness within 75 days after incurrence.
(g)    The first sentence of Section 4.6 is amended by adding immediately after the phrase “could not reasonably be expected to have a Material Adverse Effect” the phrase “or as is described in the Public Disclosures”.
(h)    Section 5.3 is amended by adding immediately after the phrase “so long as, in each case, the failure to do so” the phrase “is described in the Public Disclosures or”.
(i)    Section 6.1 is amended by deleting the word “and” after clause (xiv), renumbering the existing clause (xv) as clause (xvii) and inserting the following new clauses (xv) and (xvi) in proper sequence:
(xv) bankers’ liens on and rights of setoff against deposit accounts in the ordinary course of business;
(xvi) any requirement that the proceeds of Disregarded Debt be used solely to pay other Indebtedness; and
(j)    Section 6.6A is amended in full to read as follows:
Leverage Ratio. The Borrower shall not permit the Leverage Ratio to be greater than (a) 3.75 to 1 as of March 31, 2013 or the last day of any Fiscal Quarter ending thereafter through December 31, 2014 or (b) 3.50 to 1 as of the last day of any Fiscal Quarter ending after December 31, 2014.
SECTION 2.    Waiver. The Requisite Lenders hereby waive the requirements of Section 6.6 of the Credit Agreement to the extent that the Borrower was not in compliance therewith prior to giving effect to Section 1 of this Amendment.
SECTION 3.    Conditions of Effectiveness. This Amendment shall become effective, as of March 31, 2013, when, and only when, the Administrative Agent shall have received counterparts of this

Amendment executed by the Borrower and the Requisite Lenders and the Borrower shall have paid to the Administrative Agent for the account of each Lender that executes this Amendment on or prior to 12:00 noon (New York time) on April 30, 2013, a fee equal to 0.05% of such approving Lender’s Commitment.
SECTION 4.    Representations and Warranties of the Borrower. The Borrower represents and warrants that, after giving effect to Sections 1 and 2 of this Amendment:
(a)    The representations and warranties contained in Section 4 of the Credit Agreement are true, correct and complete in all material respects (except that to the extent any representation and warranty is qualified by materiality it shall be true and correct in all respects) on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date.
(b)    No event has occurred and is continuing that would constitute an Event of Default or a Potential Event of Default.
(c)    The attached Disclosure Schedule is a draft of certain disclosure provisions that will be included in the Borrower’s 10-Q to be filed with the SEC for the quarter ending March 31, 2013.
SECTION 5.    Reference to and Effect on the Loan Documents. (a) On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment.
(b)    The Credit Agreement, as specifically amended by this Amendment, the Notes and each of the other Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.
(c)    The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.
SECTION 6.    Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier or other electronic communication shall be effective as delivery of a manually executed counterpart of this Amendment.
SECTION 7.    Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.
HOSPIRA, INC.

By: (s) Mike Chialdikas
Name: Mike Chialdikas
Title:Vice President and Treasurer

Agreed as of the date first above written:
CITIBANK, N.A.,
as Lender and Administrative Agent

By: (s) Maureen Maroney
Name: Maureen Maroney
Title: Vice President

THE ROYAL BANK OF SCOTLAND PLC

By: (s) William McGinty
Name: William McGinty
Title: Director

MORGAN STANLEY BANK, N.A.

By: (s) Alain Pelanne
Name: Alain Pelanne
Title: Authorized Signatory

GOLDMAN SACHS BANK USA

By: (s) Michelle Latzoni
Name: Michelle Latzoni
Title: Authorized Signatory

JPMORGAN CHASE BANK, N.A.

By: (s) Anthony A. Eastman
Name: Anthony A. Eastman
Title: Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By: (s) Jaime Sussman
Name: Jaime Sussman
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION

By: (s) Joseph M. Schnorr
Name: Joseph M. Schnorr
Title: Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: (s) Scott Santa Cruz
Name: Scott Santa Cruz
Title: Managing Director

BANK OF CHINA, NEW YORK BRANCH

By: (s) Haifeng Xu
Name: Haifeng Xu
Title:Executive Vice President

BANK OF THE WEST, A CALIFORNIA BANKING CORPORATION

By: (s) David Wang
Name: David Wang
Title: Vice President

PNC BANK, NATIONAL ASSOCIATION

By: (s) W.J. Bowne
Name: W.J. Bowne
Title: Senior Vice President

THE NORTHERN TRUST COMPANY

By: (s) Anne Nickel
Name: Anne Nickel
Title: Second Vice President

FIFTH THIRD BANK, AN OHIO BANKING CORPORATION

By: (s) Nathaniel E. Sher
Name: Nathaniel E. Sher
Title: Vice President

DISCLOSURE SCHEDULE

As of the date of this Amendment, the Company contemplates including the following disclosures in its Form 10-Q for the quarterly period ended March 31, 2013.

Warning Letter Matters

Warning Letter (April 2010) and Related Matters

In April 2010, Hospira received a Warning Letter from the FDA ("2010 Warning Letter") in connection with the FDA's inspections of Hospira's pharmaceutical and device manufacturing facilities located in Clayton, North Carolina, and Rocky Mount, North Carolina. In the 2010 Warning Letter, the FDA cited current good manufacturing practice deficiencies related to particulate in certain emulsion products at the Clayton facility and the failure to adequately validate the processes used to manufacture products at the Rocky Mount facility. The 2010 Warning Letter also asserted other inadequacies, including procedures related to the Quality Control unit, investigations and medical reporting obligations. The 2010 Warning Letter does not restrict production or shipment of Hospira's products from these facilities.

Since issuing the 2010 Warning Letter, the FDA has completed multiple follow-up inspections at both the Clayton and Rocky Mount facilities. In March 2013, the FDA issued a Form 483 listing observations after inspection of the Rocky Mount facility which identified further areas for remediation and improvement. A number of the observations deal with matters for which remediation was already underway but not yet complete or are matters previously self-identified for remediation by Hospira that were scheduled to be addressed in the latter part of Hospira's remediation and modernization plans.  Hospira responded to the specific FDA observations received in March 2013, and continues to seek input from the FDA regarding the scope and timing of remediation efforts at the facility.

Warning Letter (August 2012) and Related Matters

In August 2012, Hospira received a Warning Letter from the FDA related to the FDA's April 2012 inspection of Hospira's La Aurora de Heredia, Costa Rica device manufacturing facility and corresponding Form 483 (“2012 Warning Letter”).  In the 2012 Warning Letter, the FDA cited current good manufacturing practice deficiencies related to the failure to correct and prevent recurrence of nonconforming product; the failure to implement changes in procedures needed to correct and prevent identified quality problems; the failure to evaluate suppliers on their ability to meet requirements; the failure to establish adequate procedures for acceptance of incoming product; and the failure to maintain appropriate device history records. The Costa Rica site manufactures most of Hospira's infusion devices and administration sets.

In November 2012, the FDA issued an import alert that prohibits the importation of SymbiqTM infusion pumps into the U.S., and on February 13, 2013, the FDA expanded the import alert. The expansion received on February 13, 2013 prohibits the importation into the U.S. of the PlumTM, GemStarTM, and LifeCare PCATM infusion pumps which are manufactured in Hospira's Costa Rica facility.  The FDA's import alert did not restrict the importation of Hospira's other medication management products, including consumables or Hospira's other infusion pumps accessories. Following the February FDA notification, other regulatory agencies have restricted the supply of new PlumTM, and GemStarTM infusion pumps into certain international markets for an initial period of 90 days due to the number of current field safety notices and the recent temporary suspension of Hospira's infusion pump certifications. Hospira cannot predict when the FDA import alert, or other regulatory restrictions or suspensions for the above infusion devices will end. The FDA import alert is not expected to be lifted until re-inspection of the Costa Rica facility, and perhaps other related facilities, occurs and the FDA is satisfied with the results. For certain international markets, after the 90 days, the certifications suspension may be lifted or extended, or the certificates could be revoked. In the interim, Hospira intends and continues to support the repair and service of all impacted pumps to existing customers.

Hospira's Responses to Warning Letters

Hospira takes these matters seriously and has responded fully, and in a timely manner, to the FDA's Warning Letters (the FDA's Warning Letters are publicly available on the FDA's website). Hospira has submitted comprehensive remediation plans to address the items raised in the 2010 Warning Letter and 2012 Warning Letter and related subsequent Form 483 observations. The remediation plans involve commitments by Hospira to enhance its facilities, employee training, quality processes and procedures, and technology. For certain remediation plans, Hospira has engaged third-party experts to assist with the remediation activities, established remediation project management teams, deployed new site leadership, and is hiring additional permanent employees in the manufacturing operations and quality organizations. Hospira will continue to work through the commitments made in its remediation plans or responses and interact and work closely with the FDA to ensure that all items noted in the Warning Letters and related subsequent Form 483s are appropriately addressed.

While Hospira has submitted remediation plans, the plans are subject to update and revision based on issues encountered by Hospira or its third-party consultants during the remediation process, or on further interaction with the FDA or other regulatory bodies. Until the violations are corrected, Hospira may be subject to additional regulatory action by the FDA or other regulatory bodies. Any such actions could significantly disrupt our ongoing business and operations and have a material adverse impact on our financial position and operating results. There can be no assurance that the FDA, or other regulatory agencies, will be satisfied with Hospira's response or corrective actions.

The above disclosures include information about Form 483 observations relevant to the facilities subject to a warning letter. All of Hospira's manufacturing facilities and related operations are subject to routine FDA inspections and some of those facilities have received Form 483 observations or FDA-issued untitled letters or comparable inspection results from other governmental regulatory agencies, which are not included above. Hospira is working to ensure all of its facilities and quality policies, procedures and processes align with the commitments made to the FDA, and as a result, Hospira has incurred and will continue to incur additional costs for strengthening quality, compliance and production processes at other facilities. For example, third-party oversight and consulting costs for remediation activities have been and will continue to be incurred at a number of other manufacturing sites.

Device Strategy
Hospira intends to announce its Device Strategy on or about April 30, 2013, an initiative that establishes a streamlined and modernized product portfolio to address customer needs and position Hospira for future innovation and growth, while supporting continued advancement of device remediation, including quality improvement efforts. Actions over the next two to three years include investments in (i) modernizing and streamlining Hospira's installed base of devices through retirement and replacement programs, (ii) strengthening its device quality systems/processes and (iii) developing next generation technology with additional safety features to support further modernization of its installed base.
The Device Strategy builds on Hospira's recently completed comprehensive device review of its global installed base of infusion pumps. Hospira communicated the new strategy to the FDA and other global regulatory agencies, and is working with these agencies to gain alignment.
Under the retirement and replacement actions, Hospira will focus on retiring less robust and/or older pump technology from the market and initiating customer replacement programs. Hospira anticipates, among alternatives to be provided to customers, that it will offer customer sales allowances and/or accommodations which may be used as a credit for transition to alternative technology. The majority of the activity includes:

•	retirement of the SymbiqTM infusion device and older legacy PlumTM pumps, replacing these devices with Plum A+TM pumps and future innovations to the PlumTM platform currently under development;

•
retirement of GemStarTM ambulatory pumps, replacing these devices with SapphireTM pumps in markets where the device is available, such as Canada and certain countries in Europe, and in the U.S. and other markets upon regulatory clearance. Hospira markets and distributes the SapphireTM pump through a distribution agreement with Q Core Medical, Ltd.; and

•	retirement of older legacy PCA pumps, replacing these devices with LifeCare PCATM or SapphireTM pumps.

Hospira will continue to support the affected pumps during the retirement and replacement period.

In connection with the Device Strategy, Hospira expects to incur aggregate charges related to these actions in the range of approximately $300 million to $350 million on a pretax basis. The total estimated aggregate charges include pre-tax cash costs of approximately $240 million to $290 million. Major types of cash costs include the following: (i) customer sales allowances; (ii) customer accommodations, contract termination, and pump collection and destruction costs and (iii) pump retirement and replacement program administration, quality systems/process improvement costs and other costs. Further, of the total pre-tax charges, approximately $60 million relates to non-cash charges for various asset charges, primarily pump inventory charges, other pump-related asset impairments and accelerated depreciation on production equipment, and Hospira-owned pumps in service.

The charges incurred for the above Device Strategy, primarily in the Americas segment, were reported as follows:

	Three Months Ended March 31, 2013	Line Item in the Condensed Consolidated Statement of (Loss) Income
(dollars in millions)
Customer sales allowances	$104.3	Net sales
Contract termination and collection and destruction costs	23.6	Cost of products sold
Inventory charges	48.9	Cost of products sold
Other asset impairments	4.7	Restructuring and impairment
Total charges	$181.5

The amount, timing and recognition of additional charges associated with the Device Strategy over the anticipated time period will be affected by the nature of spending and the occurrence of commitments and triggering events, among other factors.

The Device Strategy charges above are exclusive of other device product-related and comprehensive product review charges.